SCHEDULE 14C INFORMATION

Information Statement Pursuant To Section 14(c)

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PFM MULTI-MANAGER SERIES TRUST

(Name of Registrant As Specified In Its Charter)

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PFM MULTI-MANAGER SERIES TRUST

PFM MULTI-MANAGER INTERNATIONAL EQUITY FUND INFORMATION STATEMENT

December 14, 2021

Share Class	Ticker Symbol
Advisor*	N/A
Institutional	N/A
R*	N/A

The Classes listed above with an asterisk (*) have not yet commenced operations as of the date of this Information Statement.

Before you invest, you may want to review the Fund's prospectus, which contains more information about the Fund and its risks. You can find the Fund's prospectus and other information about the Fund online at https://pfmam.com. You can also get this information at no cost by calling 1.833.PFM.MMST (1.833.736.6678). The Fund's prospectus and statement of additional information, each dated January 28, 2021 (as each may be amended or supplemented), are incorporated by reference into this Information Statement and may be obtained, free of charge, at the website or phone number noted above

PFM MULTI-MANAGER SERIES TRUST

PFM Multi-Manager International Equity Fund

213 Market Street

Harrisburg, Pennsylvania 17101-2141

December 14, 2021

Thank you for being a valued PFM Multi-Manager Series Trust (the “Trust”) shareholder.

We are reaching out to provide you with additional information regarding a new sub-adviser for PFM Multi-Manager International Equity Fund (the “Fund”). No action is required on your part. We do, however, ask that you review the enclosed Information Statement, which contains information about the new sub-adviser for the Fund. We encourage you to store this document with your investment information for the Fund.

The Board of Trustees of the Trust (the “Board”) unanimously approved the Fund’s new sub-adviser, Ninety One North America, Inc. (“Ninety One”), who began managing an allocated portion of the Fund’s assets on November 22, 2021. Based on the information provided by PFM Asset Management, LLC and Ninety One, the Board believes this change is in the best interests of the Fund and its shareholders.

If you have any questions, please call the following toll free number: 1-833-PFM-MMST (1-883-736-6678).

Thank you, again, for your continued business.

Sincerely,

/s/ John Spagnola
John Spagnola
President of the Trust

INFORMATION STATEMENT

PFM MULTI-MANAGER SERIES TRUST

PFM Multi-Manager International Equity Fund

213 Market Street

Harrisburg, Pennsylvania 17101-2141

December 14, 2021

This is for your information only. It is not a proxy statement and you are not being asked to vote. We are not asking you for a proxy and you are requested not to send us a proxy.

This Information Statement is provided in lieu of a proxy statement to the shareholders of PFM Multi-Manager International Equity Fund (the “Fund”), a series of PFM Multi-Manager Series Trust (the “Trust”), pursuant to the terms of an exemptive order (the “Order”) issued by the U.S. Securities and Exchange Commission (the “SEC”). The order permits the Fund to operate in a “manager of managers” structure whereby PFM Asset Management, LLC (“PFMAM” or the “Adviser”), as the Fund’s investment adviser, can appoint and replace both wholly owned and unaffiliated sub-advisers, and enter into, amend and terminate subadvisory agreements with such sub-advisers, each subject to Board approval but without obtaining prior shareholder approval.

The Information Statement provides information regarding the new sub-adviser for the Fund and the material terms of the new investment subadvisory agreement. This Information Statement is being made available via the internet beginning on or about December 14, 2021, 2021 to all shareholders of record of the Fund as of November 30, 2021 (the “Record Date”).

Appointment of Ninety One North America, Inc. as Sub-Adviser to the Fund

At a virtual meeting held on September 28, 2021 (the “Meeting”) in lieu of an in-person meeting pursuant to temporary exemtptive relief granted by the SEC, the Board, including its members who are not interested persons of the Fund within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”) (the “Independent Trustees”), approved a new investment subadvisory agreement between the Adviser and Ninety One North America, Inc. (“Ninety One” or the “Sub-Adviser”) with respect to the Fund (the “Original Subadvisory Agreement”) and a successor investment subadvisory agreement that became effective on December 7, 2021 following the acquisiton (the “Transaction”) of PFMAM by U.S. Bancorp Asset Management, Inc. (the “Successor Subadvisory Agreement and collectively with the Original Subadvisory Agreement, the “Agreement”) because, under the Investment Company Act, the Transaction resulted in the automatic termination of the Original Subadvisory Agreement. Ninety One began managing an allocated portion of the Fund’s assets on November 22, 2021. In connection with the addition of the Sub-Adviser, and as reflected in the Fund’s Prospectus, Summary Prospectus and Statement of Additional Information, Ian Vose was added as portfolio manager to the Fund.

Information Regarding the Adviser

PFMAM, located at 213 Market Street, Harrisburg, Pennsylvania, 17101-2141, serves as the Fund’s investment adviser pursuant to an investment management agreement (“Management Agreement”) dated December 20, 2017. The Management Agreement was initially approved by the Board, including the Independent Trustees, on November 22, 2017. PFMAM is a subsidiary of U.S. Bancorp Asset Management, Inc.

The Trust employs PFMAM to manage the investment and reinvestment of the Fund’s assets and to administer its affairs, subject to the oversight of the Board. Under the Management Agreement, PFMAM has the authority to make determinations with respect to the investment and reinvestment of the Fund’s assets and the purchase and sale of its investment securities. In addition, PFMAM has the authority and discretion to discharge and delegate its investment management responsibilities through the appointment of one or more sub-advisors. In allocating the Fund’s assets, PFMAM has discretion to not allocate any assets to one or more sub-advisors at any time. PFMAM has delegated responsibility for the day-to-day investment management of a portion of the Fund to sub-advisers, subject to the oversight and supervision of PFMAM. PFMAM maintains overall responsibility for the management and investment of the assets of the Fund and responsibility for all advisory services furnished by any sub-adviser, and supervises each sub-adviser in its performance of its duties for the Fund.

Under the Management Agreement, the Fund pays PFMAM a fee equal to 0.50% of the Fund’s average net assets.

For the fiscal year ended September 30, 2021, the Fund paid advisory fees, after fee waivers and expense reimbursement, if any, to the Adviser in the amount of $2,807,558. The Adviser is responsible for paying the Fund’s sub-advisers for their services to the Fund. For the fiscal year ended September 30, 2021, the aggregate amount of sub-advisory fees paid by PFMAM for the Fund was $2,045,098 (0.37% of the Fund’s net assets).

Information Regarding the Sub-Adviser

Ninety One had approximately $32.93 billion in total assets under management as of September 30, 2021. Ninety One has been a registered investment adviser since 2014. Ninety One’s principal business address is 65 East 55th Street, 30th Floor, New York, NY 10022. Ninety One International Ltd. own 100% of Ninety One.

Portfolio Managers. Ian Vose is the individual primarily responsible for the day-to-day management of the portion of the Fund’s assets allocated to Ninety One from time to time (the “Sub-Advised Portion”).

Ian is the co-portfolio manager for the Global Dynamic Equity strategy and portfolio manager for the International Dynamic Equity Strategy in the 4Factor team at Ninety One since 2010.

Ian joined Ninety One from Scottish Widows Investment Partnership (SWIP), where he was most recently head of developed equities with responsibility for Global, EAFE, US and Japan performance managing a team of 15 investment professionals.

Ian previously worked at Allianz Global Investors (RCM) where he was chief investment officer for International Equities. Previous roles include that of director at Dresdner RCM UK, where he was Co-Head of European research, and CIO at GFM International. Ian graduated from Queen’s College, Oxford, with a Master’s degree in Biochemistry. He is a Fellow of the CISI.

Management and Governance. Ninety One is owned by Ninety One International Ltd. Listed below are the names, positions and principal occupations of the directors and principal executive officers of Ninety One as of September 30, 2021. The principal address of each individual as it relates to his duties at Ninety One is the same as that of Ninety One.

Name	Position with Ninety One
John Green	Director
John McNab	Director
Philip Anker	Director
Dana Troetel	Director
Bradley George	Director

Management Activities. Ninety One does not act as adviser or sub-adviser for any registered investment company with investment objectives similar to the Fund.

Material Terms of the Agreement

The Original Subadvisory Agreement had an initial term of two years from its effective date of October 14, 2021 (unless sooner terminated in accordance with its terms) but was automatically terminated by operation of law due to the closing of the Transaction. The Successor Subadvisory Agreement, which superseded the Original Subadvisory Agreement following the closing of the Transaction, has an initial term of two years from its effective date of December 7, 2021 (unless sooner terminated in accordance with its terms). Thereafter, continuance of the Agreement shall be subject to the specific approval, at least annually, by vote of a majority of the Independent Trustees, at a meeting called for the purpose of voting on such approval, and by either an affirmative vote of a majority of the Trustees of the Trust, or a vote of the majority of the outstanding voting securities (as that term is defined in the 1940 Act) of the Fund.

Under the terms of the Agreement, subject to the supervision of the Adviser and the Board, Ninety One formulates and implements a continuous investment program for the Sub-Advised Portion and determines the securities, cash and other financial instruments to be purchased, retained or sold for the Sub-Advised Portion.

The Agreement provides that it may be terminated at any time, without payment of any penalty, (i) by the Board or by vote of a majority of the outstanding voting securities of the Fund (as defined by the 1940 Act), upon sixty (60) days’ written notice to PFMAM and the Sub-Adviser, (ii) by PFMAM or the Sub-Adviser upon at least sixty (60) days’ written notice to the other party, and (iii) by PFMAM or the Fund upon a material breach by the Sub-Adviser of any of the Sub-Adviser’s obligations or representations under this Agreement if such breach is not corrected within five (5) business days after notice thereof by PFMAM or the Fund. The Agreement will terminate automatically in the event of any assignment thereof, as defined in the 1940 Act, and upon any termination of the Management Agreement between PFMAM and the Trust, on behalf of the Fund.

The Agreement provides that neither the Sub-Adviser nor any of its directors, officers or employees shall be subject to liability to PFMAM or the Fund or to any shareholder of the Fund for any error of judgment or mistake of law or any other act or omission in the course of, or connected with, rendering services under the Agreement, for any losses that may be sustained in the purchase, holding or sale of any security by the Fund, or as a result of any activities of any other sub-adviser appointed by PFMAM to provide investment management services to the Fund, provided that nothing in the Agreement shall be construed to protect Ninety One or any director, officer or employee of Ninety One in the event of Ninety One’s material breach of the Agreement, willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties under the Agreement. The Agreement provides that Ninety One will indemnify and hold harmless the Fund, PFMAM and each of its affiliates, officers, directors, trustees, and employees (each a “PFMAM Indemnified Party”) harmless from, against, for and in respect of all losses, damages, costs and expenses incurred by a PFMAM Indemnified Party with respect to (i) Sub-Adviser’s material breach of the Agreement, willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties under the Agreement, together with all legal and other expenses reasonably incurred by any such PFMAM Indemnified Party in connection with such liability. The Agreement contains similar provisions pursuant to which PFMAM and the Fund are subject to liability and required to indemnify the Sub-Adviser.

As compensation for the subadvisory services performed by Ninety One, the Adviser pays Ninety One a subadvisory fee out of the advisory fee the Adviser receives from the Fund.

Because the Adviser pays the Sub-Adviser out of the advisory fee the Adviser receives from the Fund, there is no increase in the advisory fee paid by the Fund in connection with the appointment of Ninety One as sub-adviser to the Fund.

Evaluation by the Board

At the Meeting, the Board, including a majority of the Independent Trustees, reviewed and approved the Agreement on behalf of the Fund for an initial two-year period. The Independent Trustees received advice from and met separately with Independent Trustee counsel in considering whether to approve the Agreement.

In considering the Agreement, the Board reviewed and considered information provided at the Meeting specifically related to the Agreement, as well as information about the management of the Fund by the Adviser and other sub-advisers provided throughout the year at meetings of the Board and its committees. The Board also reviewed and considered information Ninety One provided in response to a detailed due diligence request in connection with the approval of the Agreement and in connection with presentations made to the Board by Ninety One. The Board reviewed and considered all of the factors it deemed relevant in approving the Agreement, including, but not limited to: (i) the nature, extent and quality of the services to be provided by Ninety One; (ii) the costs of the services to be provided to the Fund; and (iii) the extent to which economies of scale may be realized as the Fund grows.

In approving the Agreement, the Board, including a majority of the Independent Trustees, determined that the terms of the Agreement are fair and reasonable and that the Agreement is in the best interests of the Fund and its shareholders. While attention was given to all information furnished, the following discusses some primary factors relevant to the Board’s determination.

Nature, Extent and Quality of Services: The Board reviewed and considered information regarding the nature, extent and quality of investment sub-advisory services expected to be provided by Ninety One to the Fund and its shareholders. In doing so, the Board noted that the Fund employs a “manager of managers” structure pursuant to the Order, whereby the Adviser is responsible for selecting sub-advisers (subject to Board and shareholder approval); and subject to oversight of the Board, for allocating the Fund’s assets among such sub-advisers, and overseeing the sub-advisers’ day-to-day management of their respective sleeves of the Fund. The Board further noted the responsibilities that Ninety One will have with respect to the Sub-Advised Portion, including, among others, security selection for the Sub-Advised Portion consistent with agreed upon investment guidelines. The information reviewed and considered by the Board included, among other things, Ninety One’s proposed investment strategy, and ability to implement such investment strategy, including, but not limited to, Ninety One’s trading practices and investment decision processes. The Board also reviewed and considered, among other things, general information on the ownership structure, history, management, affiliations, financial condition and viability, and insurance coverage of Ninety One; Ninety One’s professional staff, including the experience and responsibilities of the investment team and potential conflicts of interests; information on how portfolio transactions would be effected; Ninety One’s risk management controls, including how Ninety One would comply with the Fund’s investment guidelines; and Ninety One’s compliance program. The Board also considered the Adviser’s rationale for recommending the approval of Ninety One.

The Board further considered the Trust Chief Compliance Officer’s review of Ninety One’s compliance program and capabilities as such program and capabilities relate to the operations of the Fund and the monitoring and testing of such program undertaken by the Trust’s Chief Compliance Officer. The Board also considered the selection and due diligence process employed by the Adviser in selecting and deciding to retain Ninety One as a sub-adviser to the Fund, including the due diligence undertaken with respect to Ninety One’s compliance and risk management capabilities.

Following consideration of such information, the Board was satisfied with the nature, extent and quality of services to be provided by Ninety One to the Fund and its shareholders.

Fund Performance: Noting that Ninety One had not yet managed any assets of the Fund, the Board concluded that the Fund’s current performance was not a relevant factor in its consideration of the Agreement. Notwithstanding, the Board reviewed and considered composite performance information provided by Ninety One.

Comparative Fees and Expenses: The Board reviewed and considered information regarding the sub-advisory fee to be paid to Ninety One (the “Sub-Advisory Fee”). The Board received confirmation that the Sub-Advisory Fee will be paid by the Adviser to Ninety One and is not an additional fee to be borne by the Fund. The Board noted that the Sub-Advisory Fee to be paid by the Adviser to Ninety One was the product of arms-length negotiations between the Adviser and Ninety One. The Board concluded that the Sub-Advisory Fee is reasonable based on the information provided.

Profitability: In view of the fact that Ninety One is not affiliated with the Adviser, the Board concluded that the profitability of Ninety One was not a relevant factor in its consideration of the Agreement. Notwithstanding, the Board did receive and consider information showing the expected impact of retaining Ninety One on the profitability of the Adviser consistent with the conditions of the Order.

Economies of Scale: The Board reviewed and considered the extent to which Ninety One may realize economies of scale. The Board determined that, given that the Fund did not begin to implement its investment strategy until May 16, 2018, economies of scale were not a significant consideration at this time.

Conclusion: Based on its review, consideration and evaluation of all factors it believed relevant, including the above-described factors and conclusions, the Board unanimously approved the Agreement for an initial two-year period.

Additional Information

PFMAM, the Trust’s investment adviser, is located at 213 Market Street, Harrisburg, Pennsylvania, 17101-2141. PFM Fund Distributors, Inc., the Trust’s distributor, is located at 213 Market Street, Harrisburg, Pennsylvania, 17101-2141. State Street Bank and Trust Company, the Trust’s administrator, custodian and transfer agent, is located at One Lincoln Street, Boston, Massachusetts, 02111.

The brokerage commissions paid by the Fund on security transactions placed with entities that are not affiliates of the Fund, Adviser, Ninety One or other sub-advisers for the fiscal year ended September 30, 2021 was $365,105.67 . The Fund did not pay any commissions to any affiliated brokers during the fiscal year ended September 30, 2021.

A principal shareholder is any person who owns (either of record or beneficially) 5% or more of the outstanding shares of any class of the Fund. A control person is one who beneficially owns, either directly or indirectly, more than 25% of the voting securities of the Fund or acknowledges the existence of such control. A control person can have a significant impact on the outcome of a shareholder vote. As of the Record Date, the shareholders indicated below were considered to be either a control person or principal shareholder of any class of the Fund.

Class of the Fund	Name and Address	Percent of Ownership
Institutional Class	Northampton County 669 Washington Street Easton, PA 18042	17.33%
Institutional Class	Dauphin County 101 Market Street Rm 106 101 Harrisburg, PA 17101	14.82%

As of the Record Date, the Trustees and officers of the Fund, individually and as a group, do not beneficially own any of the outstanding shares of the Fund.

As of the Record Date, there were 62,137,862.01 Institutional Class shares outstanding of the Fund. As of the Record Date, Advisor Class and Class R shares had not yet commenced operations.

The Trust is a Delaware statutory trust and as such is not required to hold annual meetings of shareholders, although special meetings may be called for the Fund, or for the Trust as a whole, for purposes such as electing or removing Trustees, changing fundamental policies or approving an advisory contract. Shareholder proposals to be presented at any subsequent meeting of shareholders must be received by the Trust at the Trust’s office within a reasonable time before the proxy solicitation is made.

The annual report of the Fund is sent to shareholders of record following the Fund’s fiscal year end. The Fund’s fiscal year end is September 30. The Fund will furnish, without charge, a copy of its annual and semi-annual report to a shareholder upon request. Such requests should be directed to the Fund by calling toll free 1-833-PFM-MMST (1-883-736-6678). Copies of the annual and semi-annual report of the Fund are also available on the EDGAR database on the SEC’s internet site at www.sec.gov.

PFM MULTI-MANAGER SERIES TRUST

PFM Multi-Manager International Equity Fund

213 Market Street

Harrisburg, Pennsylvania 17101-2141

Telephone Number: (883) 736-6678

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT

December 14, 2021

This communication presents an overview of the more complete Information Statement that is available to you on the internet relating to PFM Multi-Manager International Equity Fund (the “Fund”), a series of PFM Multi-Manager Series Trust (the “Trust”). We encourage you to access and review all of the important information contained in the Information Statement.

The Information Statement details a recent sub-adviser change relating to the Fund. Specifically, the Board of Trustees of the Trust has approved a new investment subadvisory agreement on behalf of the Fund between PFM Asset Management, LLC (“PFMAM”) and Ninety One North America, Inc. (“Ninety One”). The new sub-adviser, Ninety One, began managing an allocated portion of the Fund’s assets on November 22, 2021. PFMAM continues to serve as the Fund’s investment adviser. In connection with the addition of Ninety One as a new sub-adviser, and as discussed in the Prospectus, Summary Prospectus and Statement of Additional Information, Ian Vose was added as portfolio manager to the Fund.

The Trust and PFMAM have received an exemptive order from the U.S. Securities and Exchange Commission that permits the Fund to operate in a “manager of managers” structure whereby PFMAM, as the Fund’s investment adviser, can appoint and replace both wholly owned and unaffiliated sub-advisers, and enter into, amend and terminate subadvisory agreements with such sub-advisers, each subject to Board approval but without obtaining prior shareholder approval. The order requires that an information statement be sent to you. In lieu of physical delivery of the Information Statement, the Trust will make the Information Statement available to you online.

The Information Statement will be available on the Fund’s website at https://pfmam.com until at least March 14, 2022. You may access and print the full Information Statement by going to the Fund’s website listed above. A paper or email copy of the Information Statement may be obtained, without charge, by calling the following toll free number: 1-833-PFM-MMST (1-883-736-6678). This Notice of Internet Availability of Information Statement is being mailed beginning on or about December 14, 2021, to shareholders of record of the Fund as of November 30, 2021.

Householding is a method of delivery in which a single copy of certain shareholder documents are delivered to investors who share the same address and are members of the same family, even if their accounts are registered under different names. The Fund currently households. If you are no longer interested in householding and would like to have each investor at the same address receive individual copies of this notice, please contact your dealer or call 1-833-PFM-MMST (1-883-736-6678).

If you want to receive a paper or e-mail copy of the Information Statement, you must request one. There is no charge to you for requesting a copy.